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                                                                  EXHIBIT 10.2

                                 LOAN COMMITMENT

                                  July 30, 2002

Ralph Norwood
Chief Financial Officer
SatCon Technology Corporation
161 First Street
Cambridge, MA 02142

Dear Ralph:

     We are pleased to advise you that Silicon Valley Bank Commercial Finance Division ("Silicon") has approved your request for financing, on the terms and conditions set forth below.

A.   TERMS OF FINANCING.

     The terms of the financing ("Financing") are as follows:

     1. BORROWER. The borrower will be SATCON TECHNOLOGY CORPORATION. ("Borrower").

     2. REVOLVING LINE OF CREDIT. Silicon will make loans to the Borrower, in amounts up to the lesser of: 1) $5,000,000 (the "Commitment Amount"); or 2) 75% of the amount of the Borrower's eligible domestic receivables aged less than 90 days from invoice date. Eligibility criteria will be established by Silicon in its commercially reasonable discretion. Ineligible receivables will include over 90 day accounts, 50% over 90 day cross agings, 25% concentrations, over 90 day credit balances, contra accounts, deferred revenue offsets, consignment sales, government accounts, affiliate accounts, and foreign accounts.

     3. TERM. The term of the Revolving Line shall be for 364 days after the date of the Loan Agreement (the "Maturity Date").

     4. SUB-LIMIT. The Borrower may utilize up to $2,000,000 of this facility, subject to availability reserves, to support letters of credit, cash management facilities and international services. Fees for such transactions shall be charged by Silicon at the time of such transactions. The Loans available to the Borrower under the Loan Agreement at any time shall be reduced by the amount of such transactions outstanding at such time.

     5. INTEREST. All Loans and all other monetary Obligations shall bear interest at a rate equal to the "Prime Rate" in effect from time to time, plus 2.00% per annum and at no time will be less than 6.75%. Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed. "Prime Rate" means the rate announced from time to time by Silicon as its "prime rate." The Prime Rate is a base rate upon which other rates charged by Silicon are based, and it is

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not necessarily the best rate available at Silicon. Interest shall be payable and charged as set forth in the Loan Agreement, and is subject to increase with respect to Overadvances and following an Event of Default, as set forth in the Loan Agreement. For the purposes of computing interest, checks, wire transfers and other items of payment received by Silicon will be applied to the obligations of Borrower two business days after receipt thereof by Silicon in immediately available funds.

     6. COMMITMENT FEE. The Borrower shall pay Silicon a loan fee (the "Commitment Fee") of $50,000.00 due upon the execution of the Loan Commitment.

     7. COLLATERAL HANDLING FEE. Borrower shall pay Silicon a Collateral Handling Fee of $1,500.00 per month when borrowing, or $750.00 per month when not borrowing.

     8. UNUSED LINE FEE. Borrower shall pay Silicon 1/2% of the unused portion of the Commitment Amount per annum, on a monthly basis.

     9. WARRANT. Borrower will grant Silicon a warrant to purchase $250,000 of the Borrower's Common Stock at an exercise price equal to the average share price for the five trading days immediately preceding the closing date. The warrant will include anti-dilution provisions and registration rights similar to those given to existing investors. The warrant will be exercisable until five years from the date of closing or sooner if mutually agreed upon by Borrower and Silicon. Additional terms of the warrant will be mutually agreed upon by Borrower and Silicon and will be defined in the Warrant Agreement

     10. PREPAYMENT FEE. 1.0% of the Commitment Amount, applicable to voluntary and involuntary prepayments, if the facility is cancelled by Borrower during the first six months of the term. The fee will decrease to 0.50% if the facility is cancelled by Borrower during the second six months of the term. This fee will not be applicable if the facility is transferred to another lending area within Silicon.

     11. COLLATERAL. All obligations of the Borrower are to be secured by a first-priority perfected security interest in all of the Borrower's present and future accounts, contract rights, chattel paper, instruments, inventory, documents, equipment, and all other personal property and fixtures of the Borrower, subject to Permitted Liens (as defined in the Loan Agreement). A negative pledge will be required on intellectual property (including without limitation copyrights, patents, patent applications, and trademarks). Borrower and Silicon agree that Borrower will not be required to copyright software changes made subsequent to the date of the Loan Agreement, except as would be considered reasonably appropriate for a company in Borrower's industry.

     12.  FINANCIAL COVENANTS.

          MAINTAIN MINIMUM TANGIBLE NET WORTH OF
          Through 9/30/02:                               $  18,650,000
          10/1/02 through 11/30/02:                      $  17,000,000
          12/1/02 through 12/31/02:                      $  18,700,000
          1/1/03 through 3/31/03:                        $  17,600,000
          Thereafter:                                    $  17,200,000

plus 50% of the net proceeds of equity securities or subordinated debt issued after the date hereof in excess of the $4,000,000 to be raised by 12/1/02. This covenant will be tested monthly, and will be defined as Net Worth plus Subordinated Debt minus Intangible Assets minus Beacon Power

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investment. Silicon agrees to decrease the Tangible Net Worth covenant by an amount not to exceed $500,000 for actual restructuring charges occurred between July 1, 2002 and December 31, 2002.

     MINIMUM CASH OR EXCESS AVAILABILITY:

     At all times:             $300,000

     MINIMUM EQUITY OR SUBORDINATED DEBT:

     $4,000,000 of new Equity and/or Subordinated Debt, in a form satisfactory to Silicon, to be raised by 12/1/02.

     13. LOAN DOCUMENTS. The Borrower shall deliver to Silicon all such documentation evidencing and securing the Loans as Silicon shall specify (collectively, the "Loan Documents"), all in form and content reasonably satisfactory to Silicon and its counsel, including but not limited to the Loan Agreement, amendments thereto and such additional corporate resolutions, certificates of good standing, certificates of incumbency, representations, warranties, certified copies of by-laws and articles of incorporation, and other certificates, consents and documentation as Silicon shall specify.

B.   CONDITIONS TO BE SATISFIED.

     The obligation of Silicon to make the Loans is subject to the following additional conditions to be satisfied at or prior to the signing of the Loan Documents and the initial funding of the Loans (the "Closing"):

     1. SUBORDINATION. All new and outstanding loans, if any, owing from the Borrower to its officers, shareholders, investors or affiliates will be subordinated to the Silicon Obligations, by a subordination agreement on Silicon's standard form.

     2. AUDIT. Silicon shall have made and completed its audits and investigations with respect to the Borrower, and the results of the audit must be satisfactory to Silicon in its commercially reasonable discretion.

     3. REPORTING. All reporting mechanisms and controls shall be satisfactory to Silicon in its discretion.

     4. UCC SEARCHES. Silicon shall receive, within a reasonable time after closing, Uniform Commercial Code searches in all applicable jurisdictions showing financing statements with respect to the Borrower in favor of Silicon to be of record and no other financing statements or liens of record, except for Permitted Liens.

     5. NO MATERIAL ADVERSE CHANGE. No material adverse change in the properties, financial conditions, operations, business or prospects of the Borrower shall occur and the results of Silicon's update audit and investigation conducted at the time of the Closing shall be reasonably satisfactory to Silicon.

     6. NO MATERIAL LITIGATION. No litigation or proceeding shall be pending or threatened which relates to the Financing or which may materially and adversely affect the financial condition, business, operations or prospects of the Borrower.

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     7.   INSURANCE. Silicon shall receive proof of fire and extended coverage insurance on all collateral, and liability insurance, and all insurance policies shall be in such amounts, against such risks, and in such companies as are reasonably acceptable to Silicon. Silicon shall be named as a lender loss payee on all said policies, in form satisfactory to Silicon.

     8. REPRESENTATIONS TRUE; NO DEFAULT. All representations and warranties of the Borrower to Silicon shall be true and correct in all material respects on the date of Closing, and on the date of Closing no default or event which, with notice or passage of time or both, would constitute a default or event of default, shall exist under any of the Loan Documents.

     9. NO BREACH, BANKRUPTCY OR INSOLVENCY. Neither this Commitment nor the contemplated financing arrangements will constitute a breach of any material agreement to which the Borrower is a party; no insolvency or business failure of the Borrower shall occur, no receiver, trustee or custodian for all or any material part of the property of the Borrower shall have been appointed, the Borrower shall not have made any assignment for the benefit of creditors, and no proceeding by or against the Borrower shall have been commenced under any reorganization, bankruptcy, insolvency, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction.

     10. OPINION OF COUNSEL. At closing, Silicon shall receive an opinion covering such matters and in such form as it shall reasonably request, from counsel to the Borrower, which counsel shall be acceptable to Silicon.

     11. FURTHER ASSURANCE. At the time of closing, the Borrower shall execute and deliver such documents and do such other acts and things as Silicon may reasonably specify in order to fully effect the purposes of the agreements and the completion of the financing arrangements described in this Commitment. All proceedings, agreements and instruments relating to the making of the Loans and all other transactions herein contemplated shall be reasonably satisfactory to Silicon and to its counsel. Silicon's counsel is to be reasonably satisfied with respect to the legality, validity, binding effect and enforceability of all instruments, agreements, and documents relating to the Loans and all transactions contemplated hereby.

C.   GENERAL

     1. SILICON INFORMATION. All information obtained by Silicon during the course of its review and investigation of this transaction is the sole property of Silicon, to be used exclusively for its determination of the creditworthiness of Borrower, and is not subject to review or analysis by others unless the prior written consent of Silicon and Borrower has been obtained. In handling any confidential information, Silicon shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure may be made in certain circumstances as defined in the Loan and Security Agreement.

     2. BANK ACCOUNTS. Except for payroll and operating accounts required to fund the Company's Canadian business, all of the Borrower's bank and investment accounts are to be maintained at Silicon. Other accounts may be allowed as agreed upon by Borrower and Silicon.

     3. NO ASSIGNMENT; THIRD PARTIES. This Commitment is not assignable by operation of law or otherwise without Silicon's prior written consent, and this Commitment is not to be relied upon by any third party, without Silicon's prior written consent.

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     4.   NEW INFORMATION. Borrower acknowledges that as a result of further investigation and analysis by Silicon and its counsel, information of which it is not now aware may be revealed and/or certain other material impediments to closing may come to its attention, and as a result Silicon may require that the transaction be restructured or otherwise modified.

     5. INDEMNITY FOR INVESTIGATIONS. The Borrower shall cooperate with Silicon and its personnel in all of their investigations and actions in connection herewith and shall indemnify Silicon against any liability or loss (including without limitation reasonable attorneys fees and costs) which may result, either directly or indirectly, from its reasonable investigations and actions in connection herewith, unless resulting from Silicon's own gross negligence or willful misconduct.

     6. INTEGRATION. The terms and conditions of the Commitment merges all prior discussions, negotiations and agreements and the same may be modified only in a writing duly executed by both parties.

     7. TIME OF ESSENCE. Time is of the essence of this Commitment. All times herein specified are in each case firm and shall not be extended without Silicon's prior written approval.

     8. MUTUAL WAIVER OF JURY TRIAL. The Borrower and Silicon each hereby waive the right to trial by jury in any action or proceeding based upon, arising out of, or in any way relating to, this Commitment or any other present or future instrument or agreement between Silicon and the Borrower, or any conduct, acts or omissions of Silicon or the Borrower or any of their directors, officers, employees, agents, attorneys or any other persons affiliated with Silicon or the Borrower, in all of the foregoing cases, whether sounding in contract or tort or otherwise.

     9. COSTS AND EXPENSES. The Borrower shall pay for all search fees, filing fees, audit fees and all other actual and reasonably necessary costs and expenses (collectively, "Costs"), including without limitation actual and reasonable attorney's fees incurred by Silicon relating to the negotiation and preparation of this Commitment and the other Loan Documents and the disbursement of the Loans, and all other actual and reasonably necessary costs and expenses incurred by Silicon in connection with the Loans.

     10. COMMITMENT ACCEPTANCE. This Commitment must be accepted by delivery to Silicon no later than 5:00 p.m. on August 1, 2002 of a signed copy of this Commitment accepting its terms, along with the $50,000.00 Commitment Fee. Otherwise, this Commitment shall expire and be of no further force or effect. If the Loan transaction is not consummated for any reason, Borrower agrees to reimburse Silicon for all costs, including without limitation, costs, fees and expenses incurred by Silicon in the preparation of documents and the performance of its due diligence, including fees of attorneys, appraisers and consultants; provided that such expiration of this Commitment was caused solely by Borrower.

     11. COMMITMENT EXPIRATION. In the event the Loan transaction is not consummated by August 31, 2002 for any reason other than delays on behalf of Silicon, this Commitment shall expire and be of no further force or effect.

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We look forward to working with you on this transaction.

Sincerely yours,                             ACCEPTED:

/s/ John K. Peck                             SatCon Technology Corporation

John K. Peck                                 BY: /s/ Ralph M. Norwood
Vice President                                   -------------------------
                                             TITLE: Vice Pres. and  Chief
                                                    Financial Officer
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